UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2006

American National Bankshares Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-12820	54-1284688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

628 Main Street, Danville, VA	24541
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 434-792-5111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The following financial statements of Community First Financial Corporation are being filed with this Current Report on Form 8-K:

•	Consolidated Balance Sheets as of December 31, 2005;

•	Consolidated Statements of Income for the Twelve Months Ended December 31, 2005;

•	Consolidated Statements of Changes in Stockholders’ Equity for the Twelve Months Ended December 31, 2005;

•	Consolidated Statements of Cash Flows for the Twelve Months Ended December 31, 2005; and

•	Notes to Consolidated Financial Statements.

(b) Pro Forma Financial Information

The following unaudited pro forma financial statements of American National Bankshares Inc. are being filed with this Current Report on Form 8-K:

•	Unaudited Pro Forma Consolidated Combined Balance Sheet as of December 31, 2005; and

•	Unaudited Pro Forma Consolidated Combined Statement of Income for the Twelve Months Ended December 31, 2005

(d) Exhibits

The following is filed as an exhibit to the Current Report on Form 8-K:

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization dated as of October 18, 2005, between the Company and Community First. (incorporated herein by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-130968)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN NATIONAL BANKSHARES INC.

Date: June 9, 2006	By:	/s/ Neal A. Petrovich
Neal A. Petrovich Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization dated as of October 18, 2005, between the Company and Community First. (incorporated herein by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-130968)).

Community First Financial Corporation

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$7,714,729	$7,236,913
Interest-bearing deposits with banks	250,407	223,332
Investment securities available-for-sale	7,415,355	10,507,984
Restricted equity securities	878,736	885,636
Loans, net of allowance for loan losses of
$1,385,524 in 2005 and $1,392,127 in 2004	137,034,526	129,141,958
Loans held-for-sale	522,700	—
Property and equipment, net	4,031,326	4,277,253
Foreclosed assets	41,600	—
Accrued income	672,030	545,824
Other assets	3,918,436	3,719,240

Total assets	$162,479,845	$156,538,140

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$18,709,301	$17,615,739
Interest-bearing deposits	120,242,455	121,824,321

Total deposits	138,951,756	139,440,060

Federal funds purchased	5,878,000	275,000
Subordinated debt	2,500,000	2,500,000
Accrued interest payable	324,805	309,031
Other liabilities	305,300	166,208

Total liabilities	147,959,861	142,690,299

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, $10 par value; 1,000,000 shares authorized; 300,000 shares issued and outstanding in 2005 and 2004	2,970,989	2,970,989
Common stock, no par value; 10,000,000 shares authorized; 1,162,326 shares issued and outstanding in 2005 and 2004	9,650,323	9,650,323

Retained earnings	2,005,358	1,268,482
Accumulated other comprehensive income (loss)	(106,686)	(41,953)

Total stockholders’ equity	14,519,984	13,847,841

Total liabilities and stockholders’ equity	$162,479,845	$156,538,140

See Notes to Consolidated Financial Statements

Community First Financial Corporation

Consolidated Statements of Income

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest income
Loans and fees on loans	$9,473,275	$8,464,133	$9,128,708
Federal funds sold	18,457	48,788	38,056
Investment securities, taxable	298,771	242,847	139,627
Deposits with banks	7,073	714	185

Total interest income	9,797,576	8,756,482	9,306,576

Interest expense
Deposits	3,658,377	3,032,266	3,843,583
Other borrowings	184,086	104,053	37,415

Total interest expense	3,842,463	3,136,319	3,880,998

Net interest income	5,955,113	5,620,163	5,425,578
Provision for loan losses	401,847	485,044	903,000

Net interest income after provision for loan losses	5,553,266	5,135,119	4,522,578

Noninterest income
Service charges on deposit accounts	301,071	287,386	224,966
Mortgage loan origination fees	154,127	43,536	730,393
Other income	118,470	79,512	63,101
Increase in cash surrender value of bank owned life insurance	156,531	12,145	—
Gain on sales of securities	—	157,500	—

Total noninterest income	730,199	580,079	1,018,460

Noninterest expense
Salaries and employee benefits	2,503,987	2,129,353	2,390,436
Occupancy and equipment expense	600,961	683,434	582,478
Data processing	150,326	135,945	127,952
Other expense	1,752,087	1,452,506	1,129,115

Total noninterest expense	5,007,361	4,401,238	4,229,981

Income before income taxes	1,276,104	1,313,960	1,311,057
Income tax expense	389,228	452,662	294,255

Net income	886,876	861,298	1,016,802

Preferred stock dividends	(150,000)	(150,000)	—

Net income available to common stockholders	$736,876	$711,298	$1,016,802

Basic earnings per share (1)	$.63	$.61	$.87

Diluted earnings per share (1)	$.55	$.55	$.66

Weighted average common shares outstanding	1,162,326	1,162,334	1,162,336

Weighted average common shares outstanding, diluted	1,614,134	1,563,408	1,535,735

(1)	Adjusted for 6 for 5 split in 2004.

See Notes to Consolidated Financial Statements

Community First Financial Corporation

Consolidated Statements of Changes in Stockholders’ Equity

Years ended December 31, 2005, 2004 and 2003

	Stock		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Preferred	Common
Balance, December 31, 2002	2,621,989	$9,650,427	$(459,618)	$2,659	$11,815,457

Shares sold	349,000	—	—	—	349,000

Comprehensive income
Net income	—	—	1,016,802	—	1,016,802
Net change in unrealized appreciation (depreciation) on investment securities available-for-sale, net of taxes of $2,483	—	—	—	(4,820)	(4,820)

Total comprehensive income					1,011,982

Balance, December 31, 2003	2,970,989	9,650,427	557,184	(2,161)	13,176,439

Fractional shares purchased	—	(104)	—	—	(104)

Comprehensive income
Net income			861,298		861,298
Net change in unrealized appreciation (depreciation) on investment securities available-for-sale, net of taxes of $33,051	—	—	—	64,158	64,158
Reclassify realized gains on sales of securities, net of taxes of $(53,550)	—	—	—	(103,950)	(103,950)

Total comprehensive income					821,506
Dividends declared on Convertible preferred stock ($.50 per share)			(150,000)		(150,000)

Balance, December 31, 2004	2,970,989	9,650,323	1,268,482	(41,953)	13,847,841

Comprehensive income
Net income			886,876		886,876
Net change in unrealized appreciation (depreciation) on investment securities available-for-sale, net of taxes of $(33,346)				(64,733)	(64,733)

Total comprehensive income					822,143
Dividends declared on convertible preferred stock ($.50 per share)			(150,000)		(150,000)

Balance, December 31, 2005	$2,970,989	$9,650,323	$2,005,358	$(106,686)	$14,519,984

See Notes to Consolidated Financial Statements

Community First Financial Corporation

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$886,876	$861,298	$1,016,802
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	298,276	369,055	315,618
Deferred taxes	(15,260)	338,017	(362,389)
Accretion of discount on securities net of amortization of premiums	(5,450)	(10,686)	(40,784)
Provision for loan losses	401,847	485,044	903,000
Gain on sales of investment securities	—	(157,500)	—
Gain on sales of premises and equipment	(5,674)	—	—
Changes in assets and liabilities:
Loans held-for-sale	(522,700)	202,000	8,026,574
Accrued income	(126,206)	(67,377)	2,017
Other assets	(150,590)	(8,714)	(71,811)
Accrued interest payable	15,774	9,516	(8,005)
Other liabilities	139,092	(489,009)	348,027

Net cash provided (used) by operating activities	915,985	1,531,644	10,129,049

Cash flows from investing activities
Net (increase) decrease in federal funds sold	—	2,146,000	(2,146,000)
Purchases of investment securities	—	(15,008,303)	(15,245,912)
Maturities of investment securities	3,000,000	14,015,000	8,834,000
Redemptions of restricted equity securities	6,900	183,400	—
Proceeds from sales of investment securities	—	507,500	—
Proceeds from sales of premises and equipment	7,402	—	—
Net (increase) decrease in loans	(8,336,015)	3,977,553	(13,876,084)
Purchases of property and equipment	(54,077)	(440,209)	(1,699,780)
Purchase of bank owned life insurance	—	(3,250,000)	—

Net cash (used in) provided by investing activities	(5,375,790)	2,130,941	(24,133,776)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	1,093,562	5,407,067	3,706,085
Net increase (decrease) in interest-bearing deposits	(1,581,866)	(9,234,422)	17,063,495
Net increase (decrease) in federal funds purchased	5,603,000	275,000	(4,824,000)
Proceeds from issuance of subordinated debt	—	—	2,500,000
Issuance of preferred stock, net of costs	—	—	349,000
Fractional shares purchased	—	(104)	—
Dividends paid on preferred stock	(150,000)	(150,000)	—

Net cash provided by (used in) financing activities	4,964,696	(3,702,459)	18,794,580

Net increase (decrease) in cash and cash equivalents	504,891	(39,874)	4,789,853

Cash and cash equivalents, beginning	7,460,245	7,500,119	2,710,266

Cash and cash equivalents, ending	$7,965,136	$7,460,245	$7,500,119

Supplemental disclosure of cash flow information
Interest paid	$3,826,689	$3,126,803	$3,889,003

Taxes paid	$269,115	$509,530	$311,601

Non-cash investing activities
Loans transferred to foreclosed assets	$41,600	$—	$—

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Community First Financial Corporation (the Corporation) is a bank holding company that was organized under Virginia law during 2002. It is the parent company of Community First Bank (the Bank), and its primary business activity is its investment in and managing the business of the Bank.

The directors of the Bank organized the Corporation for the sole purpose of becoming the Bank’s parent holding Company. On July 1, 2002, the Corporation and the Bank completed a tax-free share exchange in which each outstanding share of the Bank’s common stock was exchanged for one share of the Corporation’s common stock. The Bank’s shareholders became the shareholders of the Corporation and the Bank became the Corporation’s wholly owned subsidiary. The Bank’s shareholders had approved this reorganization at its annual meeting held on May 13, 2002.

The Bank’s operations are primarily retail oriented and directed toward individuals and small and medium sized businesses located in its banking market. The Bank currently serves Bedford County, Nelson County, the City of Lynchburg, Virginia and surrounding areas through four banking offices. As a state chartered Federal Reserve member, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve.

The accounting and reporting policies of the Company follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical accounting policies

The notes to our audited consolidated financial statements contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

Business segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Principles of consolidation

The consolidated financial statements include the accounts of Community First Financial Corporation and its wholly owned subsidiary, Community First Bank, hereinafter referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of estimates, continued

Substantially all of the Corporation’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Corporation’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the educational, manufacturing, and retail segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Corporation’s allowances for loan and foreclosed real estate losses. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks” and “interest-bearing deposits in banks.”

Trading securities

The Corporation does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities held-to-maturity

Bonds, notes, and debentures for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. All securities held by the Bank at December 31, 2005 and 2004 were classified as available-for-sale.

Securities available-for-sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans held-for-sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Loans receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to service the debt, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Property and equipment

Company premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	39-40
Furniture and equipment	5-10

For assets recorded under the terms of capital leases, the present value of future minimum lease payments is treated as cost.

Stock-based compensation

The Company accounts for its stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising expense

The Company expenses advertising costs as they are incurred. Advertising expense for the years presented are not material.

Income taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic earnings per share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Diluted earnings per share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Foreclosed properties

Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is less than 12 months.

Comprehensive income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Financial instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading.

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and due from banks and interest-bearing deposits with banks approximate their fair values.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair value of financial instruments, continued

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value. Loans held for sale generally have fixed purchase commitments. Therefore, the carrying amount approximates fair market value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Debt: The fair value of other debt is estimated using a discounted cash flow calculation that applies contracted interest rates being paid on the debt to the current market interest rate of similar debt.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates their fair values.

Reclassification

Certain reclassifications have been made to the prior years’ consolidated financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $58,000 and $603,000 for the periods including December 31, 2005 and 2004, respectively.

Notes to Consolidated Financial Statements

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amount of securities (all available-for-sale) and their approximate fair values at December 31, 2005 and 2004 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2005
U.S. Government agency securities	$7,255,000	$—	$(161,645)	$7,093,355
Equity securities	322,000	—	—	322,000

	$7,577,000	$—	$(161,645)	$7,415,355

2004
U.S. Government agency securities	$10,249,550	$—	$(63,566)	$10,185,984
Equity securities	322,000	—	—	322,000

	$10,571,550	$—	$(63,566)	$10,507,984

The fair value of securities with unrealized losses, all U.S. Government agency securities, was $7,093,355 at December 31, 2005. All of these securities had been in an unrealized loss, all U.S. Government agency securities, position for one-year or more. The fair value of securities with unrealized losses was $10,185,984 at December 31, 2004. None of these securities had been in an unrealized loss position for one-year or more. Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses to be temporary in nature.

Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), The Community Bankers Bank, The Federal Reserve of Richmond (Federal Reserve), Virginia Title Center and Banker’s Insurance, LLC. All of those entities except Virginia Title Center and Banker’s Insurance, LLC are upstream correspondents of the Bank. Virginia Title Center is a title company. Banker’s Insurance, LLC is an insurance company. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it is an FHLB member. The Federal Reserve requires Banks to purchase stock as a condition of membership in the Federal Reserve system. The Bank’s stock in The Community Bankers Bank and Virginia Title Center is restricted only in the fact that the stock may only be repurchased by the respective companies.

Investment securities with a market value of approximately $3,408,592 and $1,479,053 were pledged as collateral on public deposits at December 31, 2005 and 2004, respectively. Gross proceeds from the sale of securities available for sale amounted to $507,500 for the year ended December 31, 2004. There was a realized gain of $157,500 on the sale of investment securities for the year ended December 31, 2004. There were no gross proceeds from sales of securities available for sale and there were no realized gains or losses on the sales or maturities of investment securities for the years ended December 31, 2005 or 2003.

The amortized cost and fair value of debt securities (all available-for-sale) at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due within one year	$2,000,000	$1,965,625
Due after one year through five years	5,255,000	5,127,730

	$7,255,000	$7,093,355

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the balance sheet at December 31, 2005 and 2004 are as follows (in thousands):

	2005	2004
Commercial	$20,506,154	$19,109,268
Real estate:
Construction and land development	10,698,413	10,512,676
Farmland	256,198	370,440
Residential, 1-4 families	43,199,183	41,566,239
Residential, 5 or more families	3,015,155	3,861,220
Nonfarm, nonresidential	55,319,497	47,897,975
Consumer	4,772,764	5,254,990
Other	872,560	2,150,230

	138,639,924	130,723,038
Net deferred loan fees	(219,874)	(188,953)
Allowance for loan losses	(1,385,524)	(1,392,127)

	$137,034,526	$129,141,958

Note 5. Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Balance, beginning	$1,392,127	$2,128,881	$1,301,659

Provision charged to expense	401,847	485,044	903,000
Recoveries of amounts charged off	88,290	8,542	7,222
Amounts charged off	(496,740)	(1,230,340)	(83,000)

Balance, ending	$1,385,524	$1,392,127	$2,128,881

The following is a summary of information pertaining to impaired and nonperforming loans at December 31:

	2005	2004
Impaired loans without a valuation allowance	$2,404,697	$1,418,536
Impaired loans with a valuation allowance	491,038	1,587,666

Total impaired loans	$2,895,735	$3,006,202

Valuation allowance related to impaired loans	$212,400	$286,971

Non-accrual loans and loans past due 90 days or more and still accruing interest at December 31, 2005 were approximately $311,000 and $328,000 respectively. Those loans were approximately $600,000 and $301,000, respectively at December 31, 2004. The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2005 and 2004 is summarized below:

	2005	2004
Average investment in impaired loans	$3,104,172	$2,892,248

Interest income recognized for the year	$311,734	$298,224

Interest income recognized on a cash basis for the year	$317,825	$295,033

The Company is not committed to lend additional funds to debtors whose loans are impaired or have been modified.

Notes to Consolidated Financial Statements

Note 6. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2005 and 2004 are as follows:

	2005	2004
Land, buildings and improvements	$3,748,416	$3,748,416
Furniture and equipment	1,824,933	1,805,407

Property and equipment, total	5,573,349	5,553,823

Less accumulated depreciation	1,542,023	1,276,570

Property and equipment, net of depreciation	$4,031,326	$4,277,253

Depreciation expense was approximately $298,000, $369,000 and $316,000 in 2005, 2004 and 2003, respectively.

The Corporation leases two branch facilities accounted for as operating leases. Rental expense under these leases for the years ended December 31, 2005, 2004 and 2003 was $126,000, $123,821 and $93,863, respectively. Future non-cancelable lease payments are as follows:

2006	$130,400
2007	100,200
2008	90,000
2009	52,800
2010 and thereafter	57,200

$430,600

Note 7. Bank Owned Life Insurance

The Bank paid $3,250,000 for bank owned life insurance policies in November 2004. The earnings from these policies will be used to offset employee benefit costs. The cash surrender value of these policies, which is included in other assets on the accompanying consolidated balance sheets, was $3,418,676 and $3,262,145 as of December 31, 2005 and 2004, respectively.

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was approximately $21,501,399 and $18,867,788, respectively. At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$55,304,239
2007	20,759,112
2008	7,225,403
2009	6,257,545
2010 and later	3,224,729

$92,771,028

Demand deposit accounts with overdraft balances that were reclassified as loans amounted to $77,341 and $3,840 at December 31, 2005 and 2004, respectively.

Notes to Consolidated Financial Statements

Note 9. Short-term Debt

Short-term debt consists of federal funds purchased, which generally mature within one to four days from the transaction date. Additional information at December 31, 2005 and 2004 is summarized below:

	2005	2004
Outstanding balance at December 31	$5,878,000	$275,000

Year-end weighted averaged rate	4.40%	2.40%

Daily average outstanding during the year	$1,044,668	$61,661

Average rate for the year	3.61%	1.62%

Maximum outstanding at any month-end during the year	$5,878,000	$794,000

At December 31, 2005, the Corporation had established lines of credit of approximately $24,400,000 with various correspondent banks to provide additional liquidity if, and as needed.

Note 10. Long-term Debt

On September 26, 2003, the Corporation issued subordinated debt maturing September 26, 2015 in the amount of $2,500,000. The adjustable-rate instrument is tied to the Wall Street Journal prime rate less 0.25%. The interest rate was 7.00% at December 31, 2005. The debt may be included in the calculation of the Company’s total risk-based capital ratio.

Note 11. Fair Value of Financial Instruments

The estimated fair values of the Corporation’s financial instruments are as follows (dollars in thousands):

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$7,965	$7,965	$7,460	$7,460
Securities, available-for-sale	7,415	7,415	10,508	10,508
Restricted equity securities	879	879	886	886
Loans, net of allowance for loan losses	137,035	137,594	129,142	133,587
Loan held-for-sale	523	523		—

Financial liabilities
Deposits	138,952	139,946	139,440	139,882
Federal funds purchased	5,878	5,878	275	275
Subordinated debt	2,500	2,500	2,500	2,500

Notes to Consolidated Financial Statements

Note 12. Earnings per Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2005, 2004 and 2003 (adjusted for the 6-for-5 stock split declared October 25, 2004).

	2005	2004	2003
Net income	$886,876	$861,298	$1,016,802
Preferred stock dividend	(150,000)	(150,000)	—

Net income (income available to common shareholders)	$736,876	$711,298	$1,016,802

Weighted average common shares outstanding	1,162,326	1,162,334	1,162,336
Effect of dilutive options	91,808	41,074	17,964
Effect of dilutive convertible preferred stock	360,000	360,000	355,435

Weighted average common shares outstanding, diluted	1,614,134	1,563,408	1,535,735

Basic earnings per share	$.63	$.61	$0.87

Diluted earnings per share	$.55	$.55	$0.66

Note 13. Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of the Board of Directors. The Corporation made a contribution in the amount of $20,400 in 2004 and no contribution in 2005 and 2003.

Flexible Benefits Plan

The Corporation maintains a Flexible Benefits Plan which covers substantially all employees. Participants may set aside pre-tax dollars to provide for future expenses such as insurance, dependent care or health care. The Corporation makes no contributions to this plan.

Stock Option Plan

During 2000, the Corporation adopted a long-term incentive stock option plan under which up to 240,000 (adjusted for the 6-for-5 stock split declared October 25, 2004) shares of stock may be issued. Shares subject to the plan may be issued in any combination of incentive stock options, non-incentive stock options, restricted stock or stock appreciation rights, provided that the total value of shares issued pursuant to incentive stock options may not exceed $100,000 to any individual. Termination of restrictions on any restricted stock granted or expiration of stock appreciation rights are controlled by the terms of each individual grant. Incentive and non-incentive options expire no more than 10 years from the date of grant. Exercise prices of all options are determined by each individual grant except that incentive stock options may not be granted at less than fair market value and non-incentive stock options may not be granted at less than the initial subscription price of the Bank’s stock ($8.33) (adjusted for the 6-for-5 stock split declared October 25, 2004). Vesting of incentive stock options is determined in accordance with the terms of each option granted, but may not vest sooner than one year from the option grant date.

Notes to Consolidated Financial Statements

Note 13. Benefit Plans, continued

Stock Option Plan, continued

Activity under the plan during the years ended December 31, 2005, 2004, and 2003 is summarized below (adjusted for the 6-for-5 stock split declared October 25, 2004):

	Granted and Outstanding
	Available for Grant	Incentive Stock Options	Non-incentive Stock Options
Balance December 31, 2002	11,870	98,130	90,000

Granted	(11,000)	11,000	—
Forfeited	11,666	(11,666)	—

Balance December 31, 2003	12,536	97,464	90,000

Granted	(7,500)	7,500	—
Forfeited	—	—	—
Stock split	1,008	20,992	18,000

Balance December 31, 2004	6,044	125,956	108,000

Granted	—	—	—
Forfeited	—	—	—

Balance December 31, 2005	6,044	125,956	108,000

Notes to Consolidated Financial Statements

Note 13. Benefit Plans, continued

Stock Option Plan, continued

Additional information relating to the plan for the years ended December 31, 2005, 2004 and 2003 is listed below: (adjusted for the 6-for-5 stock split declared October 25, 2004):

	2005		2004	2003
Outstanding options at December 31:
Exercise price, beginning of the year(1)		$8.46	$8.43	$8.44
Exercise price, end of the year(1)		$8.46	$8.46	$8.43
Range of exercise prices:
From		$8.33	$8.33	$8.33
To		$9.17	$9.17	$9.17
Remaining contractual life in months(1)		48	60	70

Exercisable options outstanding at December 31:
Number		230,957	224,970	214,478
Exercise price(1)		$8.45	$8.43	$8.40

Weighted average exercise price of options:
Granted during the year		$—	$13.00	$9.17
Exercised during the year		$—	$—	$—
Forfeited during the year		$—	$—	$9.17
Expired during the year		$—	$—	$—

Significant assumptions used in determining fair value:
Risk-free interest rate		n/a	4.27%	4.27%
Expected life in years		n/a	10	10
Expected dividends		n/a	0.0%	0.0%
Expected volatility		n/a	0.0%	0.0%

Grant-date fair value:
Options granted during the year	$	n/a	$40,320	$41,690

Results of operations:
Compensation cost recognized in income for all stock-based compensation awards		$—	$—	$—

Pro forma net income before preferred stock dividend(2)		$886,876	$834,687	$1,011,824

Pro forma net income available to common stockholders(2)		$736,876	$684,687	$1,011,824

Pro forma income per common share(2)		$.63	$.59	$0.87

Pro forma income per diluted common share(2)		$.55	$.53	$0.66

(1)	Weighted average
(2)	As if the fair value based method prescribed by SFAS No. 123 has been applied, net of income taxes

Notes to Consolidated Financial Statements

Note 14. Transactions with Related Parties

The Corporation has entered into transactions with its directors, executive officers, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions as those prevailing at the same time for comparable transactions with other customers and vendors.

Branch facility

During 2003, three members of the Bank’s executive management team purchased and renovated a building. The building was sold to a third party and subsequently leased to the Bank and now houses the Lovingston branch. The renovation of this property was performed by a construction company which is an interest of one of the Corporation’s directors. The members of management repaid any profit realized from this transaction to the Bank.

Loans

Aggregate loan transactions with related parties are as follows:

	2005	2004
Balance, beginning	$6,960,491	$5,804,856
Advances	1,605,816	5,802,533
Repayments	(2,237,583)	(4,646,898)

Balance, ending	$6,328,724	$6,960,491

Note 15. Income Taxes

Current and deferred income tax components

The components of income tax expense are as follows:

	2005	2004	2003
Current	$404,488	$114,645	$656,624
Deferred	(15,260)	338,017	(206,525)
Deferred tax asset valuation allowance change	—	—	(155,844)

	$389,228	$452,662	$294,255

Rate reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate included in the statement of income follows:

	2005	2004	2003
Tax at statutory federal rate	$433,875	$446,746	$445,759
State income tax, net of federal benefit	—	3,326	—
Increase in cash surrender value of bank owned life insurance	(53,221)	(4,129)	—
Other	8,574	6,719	4,340
Deferred tax asset valuation allowance change	—	—	(155,844)

	$389,228	$452,662	$294,255

Notes to Consolidated Financial Statements

Note 15. Income Taxes, continued

Deferred income tax analysis

The components of net deferred tax assets at December 31 are summarized as follows:

	2005	2004
Deferred tax assets
Allowance for loan losses	$316,039	$326,635
Loan fees	74,757	64,244
Net unrealized loss on securities available for sale	54,959	21,612

Deferred tax assets	445,755	412,491

Deferred tax liabilities
Accretion of bond discount	—	678
Depreciation	117,573	132,238

Deferred tax liabilities	117,573	132,916

Net deferred tax asset	$328,182	$279,575

Note 16. Commitments and Contingencies

Litigation

In the normal course of business the Company may be involved in various legal proceedings. The Company was not involved in any litigation as of December 31, 2005.

Financial instruments with off-balance-sheet risk

The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Corporation’s commitments at December 31, 2005 and 2004 is as follows:

	2005	2004
Commitments to extend credit	$24,883,103	$22,060,101
Standby letters of credit	747,142	764,304

	$25,630,245	$22,824,405

Notes to Consolidated Financial Statements

Note 16. Commitments and Contingencies, continued

Financial instruments with off-balance-sheet risk, continued

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of credit risk

Substantially all of the Bank’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $2,200,000.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Other commitments

The Bank has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Bank obligations in the event of merger or acquisition.

Note 17. Regulatory Restrictions

Dividends

The Corporation’s dividend payments will be made primarily from dividends received from the Bank. The Bank, as a Virginia banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

Capital requirements

The Corporation and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Capital requirements, continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2005 and 2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005 and 2004, the Bank met the criteria to be considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2005 and 2004 are also presented in the following table (in thousands).

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005:
Total Capital (to Risk-Weighted Assets)
Community First Bank	$16,178	11.47%	$11,285	8.00%	$14,106	10.00%
Consolidated	$18,512	12.92%	$11,466	8.00%	$14,333	10.00%
Tier I Capital (to Risk-Weighted Assets)
Community First Bank	$14,803	10.49%	$5,642	4.00%	$8,464	6.00%
Consolidated	$14,627	10.21%	$5,733	4.00%	$8,600	6.00%
Tier I Capital (to Average Assets)
Community First Bank	$14,803	9.31%	$6,358	4.00%	$7,947	5.00%
Consolidated	$14,627	9.06%	$6,456	4.00%	$8,070	5.00%

December 31, 2004:

Total Capital (to Risk-Weighted Assets)
Community First Bank	$15,158	11.73%	$10,336	8.00%	$12,920	10.00%
Consolidated	$17,782	13.49%	$10,544	8.00%	$13,180	10.00%
Tier I Capital (to Risk-Weighted Assets)
Community First Bank	$13,776	10.66%	$5,168	4.00%	$7,752	6.00%
Consolidated	$13,890	10.54%	$5,272	4.00%	$7,908	6.00%
Tier I Capital (to Average Assets)
Community First Bank	$13,776	8.86%	$6,216	4.00%	$7,771	5.00%
Consolidated	$13,890	8.83%	$6,293	4.00%	$7,867	5.00%

Notes to Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Inter-company transactions

Legal lending limits on loans by the Bank to the Corporation are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Corporation was approximately $1,480,000 at December 31, 2005. No 23A transactions existed at December 31, 2005.

Note 18. Preferred Stock

On May 13, 2002 the shareholders approved the articles of incorporation which authorized the issue of up to 1,000,000 shares of preferred stock and the issue of shares of new preferred stock from time to time in the future, in one or more series, and to fix and determine the relative rights and preferences of these shares, or of each series of shares, at the time of issuance and without the further approval of shareholders.

During 2002 the Corporation’s Board of Directors created a series of preferred stock consisting of 325,000 shares of non-cumulative, convertible preferred stock that provides for a stated annual dividend of $0.50 per share (“Series A Preferred Stock”). Each share of preferred stock is convertible to 1.2 shares of common stock (after the 6 for 5 common stock split declared on October 2, 2004) within two years after the preferred stock is issued. Through December 31, 2002, the Corporation had sold an aggregate of 265,100 shares of these shares at a price of $10.00 per share in a private offering to a group of “accredited investors,” including certain of the Corporation’s directors and existing shareholders. The proceeds from the sale of those shares was used to enhance the capital position of the Bank, to purchase 62,700 shares of Highlands Community Bank common stock and for general corporate activities conducted by the Corporation. In 2003 an additional 34,900 shares were sold, the proceeds of which were used to support the capital position of the Bank. The Corporation’s Board of Directors declared five percent cash dividends of $0.50 per outstanding share of convertible preferred stock payable in October 2004 and October 2005.

These shares of preferred stock have preferences over, or special terms that differ from common stock, including, among other things:

•	the right to receive dividends (which may be cumulative or non-cumulative) at a stated rate before any dividend may be paid on common stock or its other shares of preferred stock; and
•	the right to receive a stated distribution upon any liquidation of the Corporation before any distribution could be made to holders of common stock or its other preferred stock.

Additional shares of preferred stock that may be issued in the future will have preferences over common stock and possibly preexisting preferred stock.

Note 19. Common Stock Split

The Corporation’s Board of Directors declared a 6 for 5 common stock split in the form of a 20% stock dividend payable October 25, 2004 to common stockholders of record on October 15, 2004. Holders of record of common stock as of the record date received one additional share of common stock for every five shares they owned on that date. Cash was paid for fractional shares. A total of 193,713 additional shares of common stock were issued as a result of this stock split.

Notes to Consolidated Financial Statements

Note 20. Pending Merger Plans

The Corporation’s Board of Directors entered into a definitive agreement with American National Bankshares Inc., on October 18, 2005, pursuant to which American National will acquire the Corporation. The agreement provides that stockholders of the Corporation will have the right to receive either 0.9219 shares of American National common stock or $21.00 in cash for each share of the Corporation’s common stock. Each preferred stockholder of the Corporation will have the right to receive either 1.1063 shares of American National common stock or $25.20 in cash, for each share of the Corporation’s preferred stock. Per the agreement, cash consideration is limited to 50 percent of the total consideration. The total transaction value is estimated to be $33.9 million.

The merger is subject to approval by the stockholders of the Corporation at a special meeting on March 27, 2006. Completion of the merger will require approval by more than two-thirds of the outstanding shares of the Corporation common stock and Series A preferred stock. If approved, the merger is expected to take effect on or about April 1, 2006.

The Corporation has employment agreements with four executive officers that include terms that provide for certain severance payments to the officers if they terminate their employment in connection with a change of control of the Corporation. The parties to the merger have agreed that each officer will receive such payments regardless of the arrangements, if any, American National makes for the continuation of employment of these officers. The Corporation also has an agreement with its former president who resigned in September 2005 under which the Corporation continued to employ the former president for certain services. Under the terms of the merger agreement, the former president is entitled to receive a severance payment on the same basis as the above four officers. The approximate aggregate amount of these payments will be $1,530,300.

The Corporation has awarded certain employees, officers and directors stock options pursuant to its incentive stock plan. To the extent the options have not been exercised, upon consummation of the merger the options will be cancelled for a cash payment equal to $21.00 less the exercise price of the option.

Notes to Consolidated Financial Statements

Note 21. Parent Company Financial Information

Condensed financial information of Community First Financial Corporation is presented as follows:

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$18,217	$97,576
Investment securities available for sale	322,000	322,000
Loans, net of allowance for loan losses of $10,000 in 2005 and 2004	1,898,758	2,248,359
Investment in subsidiary bank at equity	14,695,874	13,734,528
Other	85,135	10,950

Total assets	$17,019,984	$16,413,413

Liabilities
Accounts payable and other liabilities	$—	$65,572
Subordinated debt	2,500,000	2,500,000

Total liabilities	2,500,000	2,565,572
Stockholders’ equity
Preferred stock	2,970,989	2,970,989
Common stock	9,650,323	9,650,323
Retained earnings	2,005,358	1,268,482
Other comprehensive income	(106,686)	(41,953)

Total stockholders’ equity	14,519,984	13,847,841

Total liabilities and stockholders’ equity	$17,019,984	$16,413,413

Statements of Income

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Income
Interest Income	$120,581	$85,512	$13,574
Gain on sale of investment securities	—	157,500	—

Total income	120,581	243,012	13,574

Expenses
Professional fees	154,101	10,613	19,370
Interest expense	147,791	102,842	24,914
Provision for loan losses	—	10,000	—
Other expenses	29,603	35,576	12,134

Total expenses	331,495	159,031	56,418

Income (loss) before income taxes and equity in undistributed income of subsidiary	(210,914)	83,981	(42,844)
Income tax expense (benefit)	(71,711)	31,708	(30,834)

Income (loss) before equity in undistributed income of subsidiary	(139,203)	52,273	(12,010)
Equity in undistributed income of subsidiary	1,026,079	809,025	1,028,812

Net income	886,876	861,298	1,016,802
Preferred stock dividends	(150,000)	(150,000)	—

Net income available to common stockholders	$736,876	$711,298	$1,016,802

Notes to Consolidated Financial Statements

Note 21. Parent Company Financial Information, continued

Statements of Cash Flows

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$886,876	$861,298	$1,016,802
Adjustments:
Increase in equity in undistributed income of subsidiary	(1,026,079)	(809,025)	(1,028,812)
Provision for loan losses	—	10,000	—
Gain on sale of investment securities	—	(157,500)	—
Deferred income tax benefit	—	(3,796)	—
Other assets	(74,185)	(1,989)	(5,165)
Other liabilities	(65,572)	55,224	10,347

Net cash used by operating activities	(278,960)	(45,788)	(6,828)

Cash flows from investing activities
Proceeds from sale of investment securities	—	507,500	—
Net increase in loans receivable	349,601	(470,674)	(1,787,685)
Investment in subsidiary	—	—	(900,000)

Net cash (used in) provided by investing activities	349,601	36,826	(2,687,685)

Cash flows from financing activities
Issuance of preferred stock, net	—	—	349,000
Purchase of fractional shares	—	(104)	—
Preferred stock dividends	(150,000)	(150,000)	—
Proceeds from issuance of subordinated debt	—	—	2,500,000

Net cash provided by (used in) financing activities	(150,000)	(150,104)	2,849,000

Increase (decrease) in cash and due from banks	(79,359)	(159,066)	154,487
Cash and cash equivalents, beginning	97,576	256,642	102,155

Cash and cash equivalents, ending	$18,217	$97,576	$256,642

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on the companies’ historical financial positions and results of operations in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” Under these statements, the assets and liabilities of the company not surviving the merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving company. The unaudited pro forma condensed combined financial information combines the historical financial information of American National Bankshares Inc. (“American”) and Community First Financial Corporation (“Community First”) as of and for the twelve months ended December 31, 2005. The unaudited pro forma condensed combined balance sheet as of December 31, 2005, assumes the merger was consummated on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been consummated at the beginning of each period presented.

The unaudited pro forma condensed combined financial information is based on, and derived from, and should be read in conjunction with the historical consolidated financial statements and the related notes of American and Community First which are included in this joint proxy statement/prospectus and/or are incorporated in this document by reference.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred, or financial position, if the merger had been consummated during the period or as of the date for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

American National Bankshares Inc and Community First Financial Corporation

Pro Forma Combined Condensed Balance Sheet

As of December 31, 2005

(Unaudited)

The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of American and Community First assuming the companies had been combined as of December 31, 2005.

(In thousands)	American	Community First	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Cash and due from banks	$18,300	$7,715	$2,955	$28,970
Interest-bearing deposits in other banks	9,054	250		9,304
Federal funds sold	—	—		—
Securities available for sale and restricted equity securities	144,826	8,294	(600)	152,520
Securities held to maturity	18,355	—		18,355

Total securities	163,181	8,294	(600)	170,875

Loans held for sale	714	523		1,237
Loans, net of unearned income	417,087	138,420	2,660	558,167
Less allowance for loan losses	(6,109)	(1,386)	(1,173)	(8,668)

Net loans	410,978	137,034	1,487	549,499

Bank premises and equipment, net	7,769	4,000	706	12,475
Goodwill and core deposit intangibles, net	132	—	23,429	23,561
Accrued interest receivable and other assets	13,375	4,664		18,039

Total assets	$623,503	$162,480	$27,977	$813,960

LIABILITIES
Noninterest bearing demand deposits	$85,965	$18,711		$104,676
Interest bearing deposits	405,686	120,242	285	526,213

Total deposits	491,651	138,953	285	630,889

Repurchase agreements	37,203	—		37,203
Borrowings	17,238	8,378	20,000	45,616
Accrued interest payable and other liabilities	3,992	629	5,145	9,766

Total liabilities	550,084	147,960	25,430	723,474

Shareholders’ equity
Preferred stock	—	2,971	(2,971)	—
Common stock American; $1 par	5,442		744	6,186
Common stock, Community First; No par		3,875	(3,875)	—
Capital in excess of par value	9,588	5,776	10,679	26,043
Retained earnings	59,109	2,005	(2,005)	59,109
Accumulated other comprehensive income (loss), net	(720)	(107)	(25)	(852)

Total shareholders’ equity	73,419	14,520	2,547	90,486

Total liabilities and shareholders’ equity	$623,503	$162,480	$27,977	$813,960

See notes to Proforma Condensed Financial Information

American National Bankshares Inc. and Community First Financial Corporation

Pro Forma Combined Condensed Statement of Income

Twelve Months Ended December 31, 2005

(Unaudited)

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statements of income of American and Community First assuming the companies had been combined as of January 1, 2005.

(in thousands, except share data)	American	Community First	Pro Forma Adjustments	Pro Forma Combined
Interest Income	$32,479	$9,797	$137	$42,413
Interest Expense	8,740	3,842	2,221	14,803

Net interest income	23,739	5,955	(2,084)	27,610
Provision for loan losses	465	402		867

Net interest income after provision for loan losses	23,274	5,553	(2,084)	26,743

Noninterest Income	7,896	730		8,626
Noninterest Expense	17,079	5,007	401	22,487

				—
Income before income tax provision	14,091	1,276	(2,485)	12,882
Income tax provision	4,097	389	(845)	3,641

Net Income	$9,994	$887	$(1,640)	$9,241

Preferred stock dividend	—	150	—	150

Net Income available to common shareholders	$9,994	$737	$(1,640)	$9,091

Per Share Data
Net income, basic	$1.83	$0.63	(1.00)	$1.46
Net income, diluted	$1.81	$0.55	(0.91)	$1.45
Cash dividends	$0.21	$—	—	$0.21
Average common shares outstanding
Basic	5,465,090	1,162,326	(415,382)	6,212,034
Diluted	5,506,998	1,614,134	(867,190)	6,253,942

See accompanying notes to pro forma financial information.

Notes to American and Community First Unaudited Pro Forma Condensed Combined Financial Information

Twelve Months Ended December 31, 2005

(Unaudited)

The merger will be accounted for in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” and accordingly, the assets and liabilities of Community First will be recorded at their respective fair values on the date the merger is completed. The shares of American common stock issued to effect the merger in the pro forma analysis are recorded at $23.25 per share, which represents the closing price of the stock on December 31, 2005, and will be adjusted upon closing of the merger.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Community First at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed.

American expects to realize revenue enhancements and cost savings following the merger, which also are not reflected in this pro forma financial information. No assurance can be given with respect to the ultimate level of such revenue enhancements or cost savings.

The final allocation of the purchase price and per share price for American will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Community First’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Community First will change the amount of the purchase price allocable to goodwill. In addition, the final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The pro forma financial information for the merger is included only as of and for the twelve months ended December 31, 2005. The unaudited pro forma information presented in the pro forma financial statements is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

The pro forma financial information reflects: (1) the addition of 746,944 shares of American common stock with an aggregate par value of $746,944; (2) an increase in paid-in capital of $16.619 million for the excess of the fair value of the shares over the par value ; (3) $2.934 million fair value of Community First employee stock options; and (4) goodwill and core deposit intangible of $20.317 million and $3.112 million, respectively.

There are a total of 234,000 Community First stock options outstanding. To the extent the option holders do not exercise their options prior to closing, the remaining options will be cashed out at $21.00 per share less the exercise prices. The pro forma financial statements were prepared assuming that no stock options will be exercised prior to the completion of the merger.

Additionally, the pro forma financial information reflects an estimated net adjustment of $1.908 million to record the net assets of Community First at their respective fair values and an estimated $3.506 million to reflect the amounts allocated to liabilities assumed in the purchase business combination. The liabilities assumed in the merger consist principally of personnel related benefits for executives of Community First, costs to cancel contracts that will provide no future benefit to the combined company, and professional fees expected to be incurred.

The pro forma statements of income are not necessarily indicative of what the historical results of the combined company would have been had American and Community First been actually combined during the periods presented.

Pro Forma Adjustments Related to Assets

Cash. Cash was adjusted to reflect the influx of funds from borrowing of $20 million, less the cash outlay of $17.045 million for the purchase of Community stock per the merger agreement.

Securities Available for Sale and restricted equity securities. Restricted equity securities were reduced $600,000 to adjust for Community First common stock owned by American.

Loans. Loans were adjusted $2.66 million to reflect the increase resulting from valuing Community First’s loan portfolio at fair market value at December 31, 2005, and were also adjusted $1.173 million to eliminate the allowance for loan losses on impaired loans. The net adjustment for loans is $1.487 million.

Premises and Equipment. Premises and equipment were adjusted $706,000 to reflect the estimated current fair market value of the real property of Community First as of December 31, 2005.

Core Deposit Intangibles and Goodwill. $3.112 million of the purchase price was allocated to core deposit intangibles to reflect the estimated value of the base of core deposits acquired in the proposed transaction. The excess of the purchase price over identified tangible and intangible net assets acquired of $20.317 million has been allocated to goodwill.

Pro Forma Adjustments Related to Liabilities

Deposits. Deposits were increased by $285,000 to reflect the estimated fair market value of Community First’s interest bearing deposit balances at December 31, 2005.

Other Liabilities. Other liabilities were increased by $3.506 million for estimated amounts allocated to liabilities assumed in the business combination. The liabilities assumed in the merger consist of personnel related benefits for executives of Community First, costs to cancel contracts that will provide no future benefit to the combined company, and professional fees expected to be incurred. Other liabilities were decreased by $68,000 to adjust deferred taxes for the unrealized gain on Community First common stock owned by American.

Borrowings. Borrowings were increased by $20 million to reflect additional debt incurred to fund the cash needs.

Pro Forma Adjustments Related to Shareholders’ Equity

The separate equity accounts for Community First were deleted. Common stock was increased for the par value of $1.00 times the 746,944 shares to be issued by American in the combination. Capital surplus was increased for the excess of the fair market value of American’s common stock (indicated value of $23.25 per share) times the number of shares, or $22.25 times 746,944. Other comprehensive income was decreased by $132,000 to adjust for the unrealized gain, net of taxes, on Community First common stock owned by American.

Pro Forma Adjustments Related to Income Statement

Interest Income. Interest income is increased $137,407 to reflect the additional interest income on the cash from borrowed funds. Interest is calculated based on a rate of 4.65%.

Interest Expense. Interest expense is increased $263,077 related to the accretion of the fair market adjustment of the deposit portfolio. The discount related to the deposits is amortized over the estimated average portfolio lives of 13 months. Interest expense also increased $1.332 million to reflect the additional interest expense incurred on the borrowings of $20 million at an interest rate of 6.66%. An additional $625,882 was added to interest expense to reflect the amortization of the loan premium, calculated on an amortization period of 51 months.

Noninterest Expense. Noninterest expense was increased $400,745 to reflect the amortization of the purchase price allocated to core deposit intangibles over an 8.21 year life on a straight-line basis and the amortization of the fixed asset premium over a 30 year life on a straight-line basis.

Amortization/Accretion in Future Periods. The adjustments to reflect assets and liabilities at fair value as of the effective date of the merger will be accreted or amortized into income or expense in future accounting periods. The projected amount of future accretion and amortization together with the projected amortization of core deposit intangibles in future accounting periods follows (in thousands):

Twelve Month Periods Following Merger	Loans	Deposits	Fixed Assets	Increase (Decrease)	Deposit Intangibles
Year One	$(626)	$(263)	$(23)	$(912)	$(377)
Year Two	(626)	(22)		(671)	(377)
Year Three	(626)	—	(23)	(649)	(377)
Year Four	(626)	—	(23)	(649)	(377)
Year Five	(156)	—	(23)	(179)	(377)

In connection with the merger, the companies developed plans to consolidate the operations of the two bank subsidiaries. The costs associated with such plans will have the effect of increasing the amount of the purchase price allocable to goodwill. It is expected that all such costs will be identified and recorded within one year of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of our plans.

In addition to the costs described above, American will incur merger-related charges in the process of combining the operations of the two bank subsidiaries. These merger-related charges include system conversion costs, employee retention arrangements and costs of incremental communications to customers and others. It is expected that these costs will be incurred within one year after completion of the merger and will be expensed as incurred.